Exhibit 99.1

Triton International Appoints Annabelle Bexiga to Board of Directors

Hamilton, Bermuda – July 1, 2020 – Triton International Limited (NYSE:TRTN) today announced that it has appointed Annabelle Bexiga to its Board of Directors, effective immediately.

Ms. Bexiga is a recognized business leader with deep experience in technology and financial services. From 2015 to 2017, she served as Chief Information Officer of Global Commercial Insurance at American International Group (AIG). Prior to that, she served as Executive Vice President, Chief Information Officer at TIAA. She has also held leadership positions at Bain Capital, J.P. Morgan & Co. and Deutsche Bank, including as CIO of Bain Capital from 2008 to 2010 and JPMorgan Invest from 2003 to 2006.

"We are very pleased to welcome Annabelle to the Triton Board," said Brian Sondey, Chairman and Chief Executive Officer of Triton International. "Annabelle’s deep technology experience and leadership roles across a range of U.S. and global financial services institutions will be a valuable addition as we continue to grow our business globally and adapt to the increasing digitalization of shipping. Drawing on her years of experience, Annabelle will provide fresh and valuable insights and perspectives to our technology and business priorities."

Bexiga also serves on the board of directors of StoneX Group Inc. and on the supervisory board of DWS Group GmbH of Frankfurt, Germany. With the appointment of Bexiga, Triton’s Board consists of 10 members.

About Triton International Limited

Triton International Limited is the world’s largest lessor of intermodal freight containers. With a container fleet of over 6.0 million twenty-foot equivalent units ("TEU"), Triton’s global operations include acquisition, leasing, re-leasing and subsequent sale of multiple types of intermodal containers and chassis.

Triton International Limited
Andrew Greenberg, 914-697-2900
Senior Vice President
Business Development & Investor Relations

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